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                         EXHIBIT 4.1





                        SUNAMERICA INC.
               1997 EMPLOYEE STOCK PURCHASE PLAN
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                      TABLE OF CONTENTS

                                                        Page


1.     PURPOSE..........................................  1

2.     DEFINITIONS......................................  1

3.     ELIGIBILITY......................................  4

4.     STOCK SUBJECT TO THIS PLAN; SHARE LIMITATIONS....  4

5.     OFFERING PERIODS.................................  4

6.     PARTICIPATION....................................  4

7.     METHOD OF PAYMENT OF CONTRIBUTIONS...............  5

8      GRANT OF OPTION..................................  6

9      EXERCISE OF OPTION...............................  7

10.    DELIVERY.........................................  7

11.    TERMINATION OF EMPLOYMENT; REDUCTION IN SERVICE..  7

12.    ADMINISTRATION...................................  8

13.    DESIGNATION OF BENEFICIARY.......................  8

14.    TRANSFERABILITY..................................  9

15.    USE OF FUNDS; INTEREST........................... 10

16.    REPORTS.......................................... 10

17.    ADJUSTMENTS OF AND CHANGES IN THE STOCK.......... 10

18.    TERM OF PLAN; APPROVAL BY SHAREHOLDERS;
       AMENDMENT OR TERMINATION......................... 11

19.    NOTICES.......................................... 11

20.    CONDITIONS UPON ISSUANCE OF SHARES............... 12

21.    ADDITIONAL RESTRICTIONS OF RULE 16b-3............ 12

22.    EMPLOYEE'S RIGHTS................................ 12

23.    GOVERNING LAW.................................... 12

                          SUNAMERICA INC.
                1997 EMPLOYEE STOCK PURCHASE PLAN


     The following constitute the provisions of the 1997 Employee Stock Purchase Plan, effective July 1, 1997.

I.   PURPOSE

     The purpose of this Plan is to provide Eligible Employees with an incentive to advance the best interests of SunAmerica Inc. by providing a method whereby they may voluntarily purchase Common Stock at a favorable price and upon favorable terms. This Plan is intended to meet the requirements of Section 423 of the Code.

2.   DEFINITIONS

     Capitalized terms used herein which are not otherwise defined shall have the following meanings.

     "Account" shall mean the bookkeeping account maintained by the Company, or by a recordkeeper on behalf of the Company, for a Participant pursuant to Section 7(a).

     "Board" shall mean the Board of Directors of the Company.

     "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange is closed.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the Personnel, Compensation and Stock Plan Committee of the Board, which shall administer this Plan pursuant to
Section 12.

     "Common Stock" shall mean the Common Stock of the Company.

     "Company" shall mean SunAmerica Inc., a Maryland corporation.

     "Compensation" shall mean the gross amount of salary or wages paid to an Eligible Employee on the books of the Employer on account of an Offering Period, including overtime payments, draws, and any amount of salary or wages which the Eligible Employee elects to (a) defer under any qualified or non-qualified deferred compensation plan sponsored by the Company, or
(b) contribute on a pre-tax basis under Section 125 of the Code to a health care, dependent care or similar plan.

     "Contributions" shall mean all bookkeeping amounts credited to the Account of a Participant pursuant to Section 7(a).

     "Eligible Employee" shall mean any employee of the Company or of any Participating Subsidiary, except that employees within the following groups shall not be Eligible Employees unless the Committee, in advance of a Grant Date, determines that any group of such employees shall be Eligible
Employees: (1) any employee who has not as of the Grant Date completed at least 12 months of continuous employment with the Company or a Subsidiary, (2) any employee whose customary employment is 20 hours or less per week, (3) any employee whose customary employment is for not more than five months in a calendar year, or (4) any Highly Compensated Employee who received a grant under a Long Term Incentive Plan in the twenty-four month period preceding the Grant Date. Furthermore, any employee who, immediately after a Grant Date, would own (within the meaning of Sections 423(b)(3) and 424(d) of the Code) stock representing
5 percent or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary shall not be an Eligible Employee.

     "Enrollment Agreement" shall mean the agreement filed by an Eligible Employee with the Company pursuant to Section 6 to participate in this Plan.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exercise Date" shall mean the last Business Day of each Offering Period.

     "Fair Market Value" shall, as of a given date, mean the closing price of a Share on The New York Stock Exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal or, in the event the Common Stock is not listed on The New York Stock Exchange, the "Fair Market Value" shall be the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") or, if such price is not reported, the mean of the bid and asked prices per Share as reported by NASDAQ or, if such prices are not so listed or reported, as determined by the Committee (or its delegate), in its discretion.

     "Grant Date" shall mean the first Business Day of each Offering Period.

     "Highly Compensated Employee" shall mean, for any Offering Period, any employee who (1) was a 5% owner of the Company or any Subsidiary at any time during the 12-month period preceding the Offering Period; or
(2) for the 12-month period preceding the Offering Period, received compensation from the Company or any Subsidiary in excess of $80,000
(as adjusted pursuant to Section 415(d) of the Code). For purposes of this definition of "Highly Compensated Employee," "compensation" means compensation within the meaning of Section 415(c)(3) of the Code, but including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

     "Long Term Incentive Plan" shall mean any compensation, common stock or option based plan which provides for a performance measurement period of greater than one fiscal year.

     "Maximum Contribution" shall, unless otherwise designated by the Committee, mean $7,500. The Committee may, in its sole discretion but within the limit set forth below, increase or decrease the Maximum Contribution for any Offering Period; provided, however that the Maximum Contribution shall, in no event, exceed an amount which would result in any Eligible Employee being granted an Option or Options which permit the Eligible Employee's right to purchase shares to accrue at a rate which exceeds
$25,000 of the fair market value of Shares (determined as of the Grant Date) in any calendar year.

     "Offering Period" shall mean the 12-consecutive month period commencing on each July 1 and ending on the following June 30 during which this Plan is in effect; provided, however, that the Committee may declare, as it deems appropriate, in advance of any Offering Period,
(1) a shorter (not to be less than three months) or longer (not to exceed 27 months) Offering Period, or (2) a Grant Date other than July 1. No Offering Period shall commence prior to the Exercise Date for the preceding Offering Period.

     "Option" shall mean the stock option to acquire Shares granted to a Participant pursuant to Section 8.

     "Option Price" shall mean the per share exercise price of an Option as determined in accordance with Section 8(b).

     "Participant" shall mean an Eligible Employee who has elected to participate in this Plan and who has filed a valid and effective Enrollment Agreement to make Contributions pursuant to Section 6.

     "Participating Subsidiary" shall mean each Subsidiary of the Company other than any Subsidiary which is designated by the Committee pursuant to
Section 18(c) as not constituting a Participating Subsidiary.

     "Plan" shall mean this SunAmerica Inc. 1997 Employee Stock Purchase Plan, as amended from time to time.

     "Share" shall mean a share or, as applicable, any fraction thereof, rounded down to the nearest ten-thousandth of a share, of Common Stock.

     "Subsidiary" shall mean any corporation in an unbroken chain of corporations (beginning with the Company) in which each corporation
(other than the last corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

3.   ELIGIBILITY

     Any person employed as an Eligible Employee as of a Grant Date shall be eligible to participate in this Plan during the Offering Period in which such Grant Date occurs, subject to the Eligible Employee satisfying the requirements of Section 6.

4.   STOCK SUBJECT TO THIS PLAN; SHARE LIMITATIONS

     The total number of Shares to be made available under this Plan is 1,000,000, subject to adjustments pursuant to Section 17. Such Shares may be authorized and unissued Common Stock, or previously issued Common Stock purchased for delivery under this Plan. In the event that all of the Shares made available under this Plan are subscribed prior to the expiration of this Plan, this Plan may be terminated in accordance with Section 18.

5.   OFFERING PERIODS

     During the term of this Plan, the Company will offer Options to purchase Shares to all Participants during each Offering Period. Each Option shall become effective on the Grant Date. The term of each Option shall end on the Exercise Date. Offering Periods shall continue until this Plan is terminated in accordance with Section 18, or, if earlier, until no Shares remain available for Options pursuant to Section 4.

6.   PARTICIPATION

     An Eligible Employee may become a participant in this Plan by completing an Enrollment Agreement on a form approved by and in a manner prescribed by the Committee (or its delegate). To become effective, Enrollment Agreements must be filed with the Company in a timely manner prior to the applicable Grant Date and must set forth the percentage of such Eligible Employee's Compensation (which shall be a whole percentage point not less than 1% and not more than 10%) to be credited to the Participant's Account as Contributions each pay period. Each Enrollment Agreement shall provide that no more than the Maximum Contribution of the Participant's Compensation shall be credited to the Participant's Account as contributions for any Offering Period.

Enrollment Agreements shall contain the Eligible Employee's authorization and consent to the Company's withholding from his or her Compensation the amount of his or her Contributions. Enrollment Agreements shall remain valid for all Offering Periods until (i) an Eligible Employee's participation terminates pursuant to the terms hereof, (ii) a new Enrollment Agreement becomes effective pursuant to Section 7, or (iii) the Company requires that a new Enrollment Agreement be executed and filed with the Company.

7.   METHOD OF PAYMENT OF CONTRIBUTIONS

     (a) The Company shall maintain on its books, or cause to be maintained by a recordkeeper, an Account in the name of each Participant. The Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant's Compensation on each payday during the period for payroll deductions set forth below and such payroll deductions shall be credited to that Participant's Account as soon as administratively practicable after such date. A Participant may not make any additional payments into his or her Account. A Participant's Account shall be reduced by any amounts used to pay the Option Price of Shares acquired, or by any amounts distributed, pursuant to the terms hereof.

     (b) Payroll deductions with respect to an Offering Period shall commence as of the first day of the payroll period which coincides with or immediately follows the applicable Grant Date and shall end on the last day of the payroll period which immediately precedes the applicable Exercise Date, unless sooner terminated by the Participant as provided in this Section or until his or her participation terminates pursuant to
Section 11.

     (c) The maximum amount of Contributions to a Participant's Account in any one Offering Period shall not exceed the Maximum Contribution for the Offering Period. Shoulda Participant's Account balance reach such dollar limit, such Participant's payroll deductions made pursuant to this Section shall terminate for that Offering Period. Any excess shall be refunded to such Participant without interest as soon as administratively practicable.

     (d) Any Participant may completely withdraw from this Plan at any time. A Participant who desires to withdraw from this Plan must deliver to the Company a Notice of Withdrawal in a form approved by the Company. Promptly following the time when the Notice of Withdrawal is delivered, the Company will refund to the Participant the balance of his Account, without interest, and the Participant's Enrollment Agreement and Option under this Plan shall thereupon terminate. Partial withdrawal or other modification of an Enrollment Agreement is not permitted, except for modifications effective upon a Grant Date, as provided in subsection (e). A Participant who has withdrawn from this Plan shall again be eligible to participate in this Plan following expiration of the Offering Period during which the Participant withdrew (provided such Participant is then an Eligible Employee), and may again participate by timely completing and filing a new Enrollment Agreement.

     (e) A Participant may change the amount of his or her Contributions effective as of the next Grant Date by completing and filing with the Company, on such terms as the Committee (or its delegate) may prescribe, the appropriate notification.

8.   GRANT OF OPTION

     (a) On each Grant Date, each Eligible Employee who is a participant during that Offering Period shall be granted an Option to purchase a number of Shares on the Exercise Date for such Offering Period. The number of Shares subject to the Option shall be determined by dividing the Participant's Account balance as of the applicable Exercise Date by the Option Price. Notwithstanding the foregoing, if the exercise of any Participant's Option would result in the purchase by the Participant of more than 1000 Shares for any 12 month Offering Period, then the number of Shares purchased shall be reduced to 1000, and the portion of the Participant's Account not used to purchase such Shares shall be returned to the Participant without interest. The
1000 Share limit referred to in the preceding sentence shall be proportionately reduced for any Offering Period of less than 12 months, and may, at the discretion of the Committee, be proportionately increased for any Offering Period greater than 12 months.

     (b) The Option Price per Share of the Shares subject to an Option shall be the lesser of: (i) 90% of the Fair Market Value of a Share on the applicable Grant Date; or (ii) 90% of the Fair Market Value of a Share on the applicable Exercise Date. The Committee, in its sole discretion may, in advance of any Grant Date, substitute percentages not less than 85% and not more than 100% for either or both of the percentages referred to in (i) and
(ii) above.

9.   EXERCISE OF OPTION

     Unless (a) a Participant voluntarily terminates participation in the Plan in accordance with Section 7(d), or (b) a Participant's Plan participation is terminated as provided in Section 11, his or her Option for the purchase of Shares shall be exercised automatically following each Exercise Date for the applicable Offering Period, without any further action on the Participant's part, and the number of Shares subject to such Option
(not to exceed the maximum limit set forth in Section 8(a)) shall be purchased at the Option Price with the balance of such Participant's Account.

10.  DELIVERY OF SHARES

     (a) Unless the Committee (or its delegate) requires otherwise, Shares purchased upon exercise of an Option (including any fractional Share) will be held in book-entry form by the Company's appointed recordkeeping service or by its transfer agent. At such time as the Committee determines that Shares will no longer be held in book-entry form, as soon as administratively practicable, a certificate representing a Participant's whole Shares and cash representing the Fair Market Value of any fractional Share then held in book-entry form will be delivered to such Participant. For purposes of this Section 10, the Fair Market Value of any fractional Share will be determined using the average price per Share from the actual sale of Shares made to fund such cash payment.

     (b)   If Shares are held in book-entry form as contemplated by subsection
(a), then as soon as administratively practicable following a request made by the Participant in the manner prescribed by the Committee for the certification of such Participant's Shares (or any portion thereof), the recordkeeping service or transfer agent shall deliver to the Participant a certificate representing the number of whole Shares held by the recordkeeping service for the benefit of the Participant, along with cash representing the Fair Market Value of any fractional Share; provided, however, that if Participant has not requested that all of his or her Shares be certificated, any fractional Share will be retained in book-entry form. At any time Participant's Shares held in book-entry form amount to only a fractional
Share and he or she has not participated in the last two Offering Period, such fractional Share will be sold and Participant will receive cash representing the Fair Market Value for such fractional Share as soon as administratively practicable thereafter.

    (c) Upon termination of Participant's employment at any time Shares are held in book-entry form as contemplated by subsection (a), Participant will have 60 days to make an alternate election, after which time Participant will automatically receive a certificate representing his or her whole Shares held by the recordkeeping service for the benefit of the Participant, along with cash representing the Fair Market Value of any fractional Share.

    (d) If Shares are no longer held in book-entry form as contemplated by subsection (a), as soon as administratively practicable following exercise of an Option, a certificate representing the number of whole Shares purchased will be delivered to the Participant. If any amount remains in a Participant's Account which is not sufficient to purchase a whole Share, such amount shall be credited to such Participant's Account for the next Offering Period, or, if he or she is no longer a Participant or otherwise makes a request, such amount will be refunded, without interest, to such Participant.

11.  TERMINATION OF EMPLOYMENT; REDUCTION IN SERVICE

     (a) Upon a Participant's termination from employment with the Company or its Subsidiaries for any reason (including, but not limited to, death or retirement) at any time prior to the last day of an Offering Period in which he or she participates, such Participant's Account shall be paid to him or her in cash without interest, or, in the event of such Participant's death, paid to the person or persons entitled thereto under Section 13, and such Participant's Option for that Offering Period shall be automatically terminated. If a Participant (i) remains an employee of the Company or its Subsidiaries, but ceases to be an Eligible Employee during an Offering Period, or (ii) during an Offering Period commences a leave of absence approved by the Company and meeting the requirements of Treasury Regulation
Section 1.421-7(h)(2), such Participant's Contributions shall cease, and the Contributions previously credited to the Participant's Account for the Offering Period shall be used to exercise the Participant's Option according to Section 9.

     (b) A Participant's termination from Plan participation precludes the Participant from again participating in this Plan during that Offering Period. However, such termination shall not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met. A Participant's termination from Plan participation shall be deemed to be a revocation of that Participant's Enrollment Agreement and such Participant must file a new Enrollment Agreement to resume Plan participation in any succeeding Offering Period.

12.  ADMINISTRATION

    The Board shall appoint the Committee which shall supervise and administer this Plan and shall have full power and discretion to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of this Plan and not inconsistent with the terms of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under this Plan. The Committee shall have full power and discretionary authority to construe and interpret the terms and conditions of this Plan, which construction or interpretation shall be final and binding on all parties including the Company, Participants and Beneficiaries. The composition of the Committee shall be in accordance with the requirements to obtain or retain any available exemption from Section 16(b) of the Exchange Act.

13.  DESIGNATION OF BENEFICIARY

     (a)   A Participant may file, in a manner prescribed by the Committee
(or its delegate), a written designation of a beneficiary who is to receive any Shares or cash from such Participant's Account under this Plan in the event of such Participant's death. If a Participant's death occurs subsequent to the end of an Offering Period but prior to the delivery to him or her of any Shares deliverable under the terms of this Plan, such Shares and any remaining balance of such Participant's Account shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) as soon as administratively practicable after the Company receives notice of such Participant's death and any outstanding unexercised Option shall terminate. If a Participant's death occurs at any other time, the balance of such Participant's Account shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) in cash as soon as administratively practicable after the Company receives notice of such Participant's death and such Participant's Option shall terminate. If a Participant is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective.

     (b) Beneficiary designations may be changed by the Participant (and his or her spouse, if required) at any time on forms provided and in the manner prescribed by the Committee (or its delegate). If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, then the Participant's surviving spouse, if any, shall be deemed to be the beneficiary. If a Participant dies without a surviving spouse and with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, the Company shall deliver all Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Company, in its discretion, may deliver such Shares and/or cash to any one or more dependents or relatives of the Participant, or if no dependent or relative is known to the Company, then to such other person as the Committee deems appropriate.

14.  TRANSFERABILITY

     Neither Contributions credited to a Participant's Account nor any Options or rights with respect to the exercise of Options or right to receive Shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an event terminating such Participant's status as an Eligible Employee for that Offering Period for purposes of, and such Participant's Plan participation for that Offering Period may be terminated pursuant to, Section 11. During a Participant's lifetime, Options shall only be exercisable by him or her.

15.  USE OF FUNDS; INTEREST

     All Contributions received or held by the Company under this Plan will be included in the general assets of the Company and may be used for any corporate purpose. No interest will be paid to any Participant or credited to his or her Account under this Plan.

16.  REPORTS

     Statements shall be provided to Participants as soon as administratively practicable following each Exercise Date. Each Participant's statement shall set forth, as of such Exercise Date, that Participant's Account balance immediately prior to the exercise of his or her Option, the Fair Market
Value of a Share, the Option Price, the number of Shares purchased and his or her remaining Account balance, if any.

17.  ADJUSTMENTS OF AND CHANGES IN THE STOCK

     (a) The number of Shares covered by each Option which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under Option, as well as the price per Share covered by each Option which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or price per Share of Common Stock subject to an Option.

     (b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date.

18.  TERM OF PLAN; APPROVAL BY SHAREHOLDERS; AMENDMENT OR
     TERMINATION

     (a) This Plan shall become effective July 1, 1997. No new Offering Periods shall commence after June 30, 2007 and this Plan shall, unless sooner terminated pursuant to this Section 18, terminate on later of July 1, 2007 or the first Business Day following the last Exercise Date for any Offering Period.

     (b) This Plan shall be submitted for the approval of the Company's stockholders within 12 months after the date of the Board's initial adoption of this Plan. If stockholder approval is not obtained, this Plan shall be void and each Participant's Account shall be returned without interest.

     (c) The Board may amend, suspend or terminate this Plan at any time and from time to time; provided, however, that, if any amendment would (i) materially increase the benefits accruing to Participants under this Plan,
(ii) materially increase the aggregate number of shares of Common Stock that may be issued under this Plan, or (iii) materially modify the requirements as to eligibility for participation in this Plan, then to the extent required under Section 423 of the Code or any other applicable law, or if deemed necessary or advisable by the Committee, such amendment shall be subject to stockholder approval. otwithstanding anything else contained herein, the Committee shall have the right to designate from time to time Subsidiaries whose employees are not eligible to participate in the Plan and such designations shall not constitute an amendment to the Plan requiring stockholder approval in accordance with Treasury Regulation Section 1.423-2(c)(4).

19.  NOTICES

     All notices or other communications by a Participant to the Company contemplated by this Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee (or its delegate) at the location, or by the person, designated by the Committee (or its delegate) for that purpose.

20.  CONDITIONS UPON ISSUANCE OF SHARES

     Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares complies with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, any applicable state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.

     As a condition precedent to the exercise of any Option, if, in the opinion of counsel for the Company such a representation is required under applicable law, the Company may require any person exercising such Option to represent and warrant that the Shares subject thereto are being acquired only for investment and without any present intention to sell or distribute such Shares.

21.  ADDITIONAL RESTRICTIONS OF RULE 16b-3

     The terms and conditions of Options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 promulgated thereunder ("Rule 16b-3"). This Plan shall be deemed to contain, and Options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as the Committee (or its delegate) may determine, in its discretion, are required by Rule 16b-3 to qualify for the maximum exemption available from Section 16 of the Exchange Act.

22.  EMPLOYEE'S RIGHTS

     (a) Neither the adoption of the Plan nor the grant of any Option will confer upon any Participant any right to continued employment with the Company or any Subsidiary or affect in any way the right of the Company or any Subsidiary to terminate the employment relationship.

     (b) Each Participant shall have all of the rights of a shareholder following the exercise of his or her Option, including the right to receive dividend payments and the right to vote the Shares acquired upon exercise of the Option.

23.  GOVERNING LAW

     This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland. If any provisions shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue to be fully effective.